Exhibit 99.1
CAPSTEAD SECOND QUARTER 2008 EARNINGS CONFERENCE CALL INVESTOR PRESENTATION July 28, 2008

Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and other factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

About Capstead and Its Investment Strategy Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead's core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk. Capstead may also augment its core portfolio with investments in credit- sensitive commercial real estate-related assets.

Market Snapshot

Low Risk Residential Mortgage Investment Strategy Longer-to-Reset Agency ARM Securities Current-Reset Agency ARM Securities 3.2 4.1 Current-Reset ARMs ($4.5 billion) Longer-to-Reset ARMs ($3.3 billion) (as of June 30, 2008) Financed 100% with $4.0 billion in 30 to 90 day borrowings that adjust relatively quickly to more current rates Financed with $1.5 billion in longer-dated committed borrowings (5.02%, 9 month average maturity) and $1.6 billion in 30-day borrowings combined with two-year swap agreements ($1.7 billion at 3.47%, 18 month average maturity) Backed by mortgage loans with coupon interest rates that reset at least annually or begin doing so after an initial fixed-rate period of five years or less Longer-term repo and/or swaps are utilized to mitigate interest rate risk on longer-to-reset ARM securities The duration of our assets and liabilities was approximately 10 months and 6 months, respectively, for a net duration gap of under 4 months at quarter-end Leverage was reduced from nearly 10:1 at year-end to 8:1 by quarter-end. 57% 43%

Second Quarter Results and Recent Developments Second Quarter Results Earnings totaled $36.7 million or $0.58 per diluted common share Financing spreads increased 33 basis points to 2.05% Book value per common share increased $1.02 to $10.42 Raised $77 million in new common equity capital Increased portfolio of primarily agency-guaranteed residential ARM securities by $464 million to $7.9 billion Reduced portfolio leverage to 8.14 times long-term investment capital Developments Subsequent to Quarter-End Third quarter financing spreads are expected to decline 20 basis points to a still robust 1.85% (representing a 20% return on capital at 8 times leverage). Raised $3.7 million in new common equity capital (319,000 shares at $11.76 per share before expenses) under our continuous offering program in July. Entered into additional $200 million two-year swap agreements at a favorable rate of 3.17%. Despite turmoil surrounding Fannie Mae and Freddie Mac, fair value of our Agency ARM portfolio has held up reasonably well and financing remains plentiful.

Comparative Income Statement (in thousands, except per share amounts)

Comparative Balance Sheet (in thousands, except per share amounts)

Improving Financing Spreads Fed Funds vs. Libor* Borrowing rates continue to decline with lower Fed Funds and maturity of longer-dated repo Prepayment speeds have slowed and should remain below traditional levels over the next several quarters Yields vs. Borrowing Rates ** * Source: Bloomberg. ** Source: Capstead public filings. Net Spreads High: 3.71% Low: (.16) Average: 1.36 Est. 3Q 2008 : 1.85

Sources of Financing Agency securities are highly liquid and can be financed with multiple funding providers through standard repurchase agreements We have long-term relationships with most lending counterparties and are actively pursuing new counterparty relationships Currently, we have positions on with 18 counterparties, up from 14 at year-end and just ten last September Actions taken by the Federal Reserve and by federal regulators to support the mortgage securities market have improved pricing for Agency Securities, increased the availability of repo financing and effectively reversed trend towards higher collateral requirements

Yield / Cost Analysis (in thousands)

Capstead's Long-term Investment Capital Jun '05 Sep '05 Dec '05 Mar '06 Jun '06 Sep '06 Dec '06 Mar '07 Jun '07 Sep '07 Dec '07 Mar '08 Jun '08 Common 149 138 165 155 142 159 160 171 165 150 381 473 588 Perpetual Preferred 180 180 180 180 180 180 180 180 180 180 180 180 180 Trust Preferred 35 75 75 75 100 100 100 100 100 100 100 100 Total 329 353 420 410 397 439 440 451 445 430 661 753 868 $ in millions (63%) (68%) (58%) (35%)